GUESS?, INC.

Exhibit 10.26

January 26, 2022

Mr. Paul Marciano

    Re:    Secondment and Tax Protection

Dear Paul:

This letter confirms the terms of your secondment arrangement with Guess?, Inc., a Delaware corporation (the “Company”), and Guess Europe Sagl, a Swiss limited liability company and an indirect wholly-owned subsidiary of the Company (the “Subsidiary”).

During the period of secondment (as set forth below), you will provide all or a substantial portion of your services to and for the benefit of the Subsidiary (the “secondment arrangement”). The “period of secondment” commenced on October 31, 2021 (the “Effective Date”) and will end on the first to occur of (1) the date you are no longer employed by the Company, (2) the day that is the day before the fifth annual anniversary of the Effective Date, or (3) such earlier date as the Company may determine. The end of the period of secondment determined pursuant to clause (2) of the preceding sentence may be extended only by agreement of you, the Company and the Subsidiary.

While the secondment arrangement is in effect, you will continue to be employed by the Company (and not by the Subsidiary) and you will be compensated by the Company. You will not be entitled to any additional compensation or benefits from the Subsidiary.

You and the Company acknowledge that you are a tax resident of the State of California for state and local tax purposes and of the United States for federal tax purposes (the combined U.S. and California jurisdictions referred to herein as the “Home Jurisdictions”). If you become subject to tax in Switzerland during the period the secondment arrangement is in effect and solely as a result of having performed services for the Subsidiary in Switzerland during the period of secondment, then the Company shall (so that you are not tax disadvantaged as a result of the secondment) pay you an additional amount (“tax protection payment”) as necessary so that your after-tax compensation from the Company for a particular year during which the secondment arrangement is in effect is approximately equal to the after-tax compensation from the Company you would have received for such year if such compensation was subject to tax only in the Home Jurisdictions (taking into account taxes due on the tax protection payment itself, which payment shall be subject to applicable withholding requirements). Whether any such tax protection payment is due for such a year, and the amount of any such payment, shall be calculated and/or confirmed by a recognized international or national accounting firm selected and paid by the Company (the “Accounting Firm”), and such calculation shall be made not later than reasonably promptly after the preparation and submission of your individual tax returns for such year. You and your tax advisors will reasonably cooperate with the Company, and with the Accounting Firm, in connection with such determinations (including, without limitation, by providing a copy of your tax returns for all relevant years to the Accounting Firm). Any tax protection payment due to you for a particular year shall be paid to you not later than the end of your tax year next following your tax year in which you remit the related taxes to the applicable taxing authority. In the event the tax protection payments actually made with respect to a particular year exceed the amounts that should have actually been paid, you shall promptly remit the excess to the Company following the determination of any such excess by the Accounting Firm. For the avoidance of doubt, no amounts shall
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be payable to you pursuant to this paragraph if and to the extent you are or become subject to tax outside the Home Jurisdictions as a result of your voluntary actions (other than providing services to the Subsidiary as contemplated by this letter agreement during the period of secondment) or other investments.

The Company shall also pay you an additional $15,000 for each calendar during which the secondment arrangement is in effect (regardless of whether the secondment arrangement is in effect for the entire year or any portion of such year), with such amount intended to help cover your incremental financial and tax planning expenses as a result of the secondment arrangement. Any such payment due to you with respect to a particular calendar year shall be paid to you not later than the end of that year, and shall be subject to applicable withholding requirements.

Nothing in this letter agreement changes the “at will” nature of your employment, meaning that either you or the Company may terminate your employment at any time and for any reason (or for no reason), with or without cause, and with or without prior notice.

Please indicate your acceptance of these terms by signing at the end of this letter agreement.

Sincerely,

/s/ Jason T. Miller
Name: Jason T. Miller
Title: General Counsel

AGREED & ACCEPTED

/s/ Paul Marciano
Paul Marciano